Exhibit 107.1

CALCULATION OF REGISTRATION FEE

Form S-3

(Form Type)

Centessa Pharmaceuticals plc

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity(1)	Ordinary shares, nominal value £0.002 per share(3)(2)	Rule 457(o)	—	—	—	—	—

	Other	American Depositary Shares	Rule 457(o), Rule 457(k)	—	—	—	—	—

	Debt	Debt Securities(2)	Rule 456(o)	—	—	—	—	—

	Other	Warrants(2)	Rule 456(o)	—	—	—	—	—

	Other	Units(2)	Rule 457(o)	—	—	—	—	—

	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Rule 457(o)	—	—	$350,000,000	$0.0000927	$32,445.00

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$350,000,000		$32,445.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$32,445.00

(1)

The amount to be registered consists of up to $350,000,000 of an indeterminate amount of ordinary shares, debt securities, warrants and/or units that may be offered and sold from time to time in one or more offerings. The ordinary shares may be represented by American Depositary Shares (“ADSs”), each of which currently represents one ordinary share. A separate registration statement on Form F-6 has been or will be filed for the registration of ADSs issuable upon deposit of the ordinary shares. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder as to each class of security. The securities registered also include such indeterminate number of ordinary shares represented by ADSs and the amount of debt securities as may be issued upon conversion of or exchange for debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act, the ordinary shares, including ADSs representing ordinary shares, being registered hereunder include such indeterminate number of shares and ADSs representing ordinary shares as may be issuable with respect to the shares being registered hereunder as a result of share splits, share dividends or similar transactions.

(2)

Such indeterminate number or amount of ordinary shares, debt securities, warrants and/or units to purchase any combination of the foregoing securities, as may from time to time be issued at indeterminate prices, and units composed of one or more of the foregoing securities, with an aggregate initial offering price not to exceed $350,000,000. Securities registered hereunder may be sold separately or together in any combination with other securities registered hereunder. Warrants may be exercised to purchase any of the other securities registered hereby. The securities registered hereunder also include such indeterminate number of ordinary shares and amount of debt securities as may be issued upon conversion of or exchange for securities that provide for conversion or exchange, upon exercise of securities or pursuant to the antidilution provisions of any other securities.

(3)

The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A(iii)(b) of Item 16(b) of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).